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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                   EXULT, INC.
                                (Name of Issuer)

                          COMMON STOCK $.0001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                   302284 10 4
                                   -----------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ] Rule 13d-1(b)
             [X] Rule 13d-1(c)
             [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             CUSIP No. 302284 10 4


--------------------------------------------------------------------------------
1.  Name of Reporting Person
    BP International Limited

    I.R.S. Identification No. of Above Person (entities only).

--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   [  ]

         (b)   [  ]

    Not Applicable
--------------------------------------------------------------------------------

3.  SEC Use Only

--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    England and Wales

--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power                              7,562,795
Beneficially Owned
by Each Reporting    6. Shared Voting Power                                  -0-
Person With:
                     7. Sole Dispositive Power                         7,562,795

                     8. Shared Dispositive Power                             -0-

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person       7,562,795

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares         [ ]

--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)                       7.3%

--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions)                               CO

--------------------------------------------------------------------------------


                                        2


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3 of 5
--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer

                                   EXULT, INC.

(b) Address of Issuer's Principal Executive Offices:

                                   4 Park Plaza, Suite 1000
                                   Irvine, California 92614

ITEM 2.

(a) Name of Person Filing

                                   BP INTERNATIONAL LIMITED

(b) Address of Principal Business Office

                                   Britannic House
                                   1 Finsbury Circus
                                   London EC2M 7BA England

(c) Citizenship or Place of Organization

                                   ENGLAND AND WALES

(d) Title of Class of Securities

                                   Common Stock
                                   $ .0001 par value

(e) CUSIP Number: 302284 10 4

ITEM 3.

If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or
(c) check whether the person filing is a:

Not Applicable

                                        3


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4 of 5
--------------------------------------------------------------------------------

ITEM 4. OWNERSHIP

(a)  Amount beneficially owned:                                        7,562,795

(b)  Percent of class:                                                      7.3%

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote or to direct the vote:                   7,562,795

     (ii)  Shared power to vote or direct the vote:                          -0-

     (iii) Sole power to dispose or to direct the disposition of:      7,562,795

     (iv)  Shared power to dispose or to direct the disposition of:          -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002                 FOR AND ON BEHALF OF

                                        BP INTERNATIONAL LIMITED



                                        /s/ Michael Starkie
                                        --------------------------------------
                                        SIGNATURE

                                        Name: MICHAEL STARKIE
                                        Title: DIRECTOR